EX-99.d.6

Delaware Management Company
100 Independence, 610 Market Street
Philadelphia, PA 19106-2354

February 19, 2021

Delaware Pooled Trust
100 Independence, 610 Market Street
Philadelphia, PA 19106-2354

Re: Expense Limitations

Ladies and Gentlemen:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Management Company, a series of Macquarie Investment Management Business Trust (the “Manager”), agrees that in order to improve the performance of certain series of Delaware Pooled Trust set forth below (collectively, the “Funds”), the Manager shall waive all or a portion of its investment advisory fees and/or pay/reimburse expenses (excluding any 12b-1 fees, acquired fund fees and expenses, taxes, interest, short sale dividend and interest expenses, brokerage fees, certain insurance costs, and nonroutine expenses or costs, including, but not limited to, those relating to reorganizations, litigation, conducting shareholder meetings, and liquidations (collectively, the “Excluded Expenses”)) in an aggregate amount equal to the amount by which the Funds’ total annual operating expenses (excluding any Excluded Expenses) exceed the percentages set forth below for the period from February 26, 2021 through March 1, 2022. For purposes of this Agreement, Excluded Expenses may also include such additional costs and expenses as may be agreed upon from time to time by the Funds’ Board of Trustees and the Manager.

Fund	Expense Cap
Delaware Global Listed Real Assets Fund (Class A, C, R and Institutional)	1.08%
Delaware Global Listed Real Assets Fund (Class R6)	1.00%
Macquarie Core Plus Bond Portfolio	0.45%
Macquarie Emerging Markets Portfolio	1.26%
Macquarie Emerging Markets Portfolio II	1.20%
Macquarie High Yield Bond Portfolio	0.59%
Macquarie Large Cap Value Portfolio	0.70%

The Manager acknowledges that it (1) shall not be entitled to collect on, or make a claim for, waived fees at any time in the future, and (2) shall not be entitled to collect on, or make a claim for, reimbursed Fund expenses at any time in the future.

Delaware Management Company, a series of
Macquarie Investment Management Business Trust

By:	/s/ Richard Salus

Name:	Richard Salus
Title:	Senior Vice President

Your signature below acknowledges acceptance of this Agreement:

Delaware Pooled Trust

By:	/s/ Shawn K. Lytle

Name:	Shawn K. Lytle
Title:	President & Chief Executive Officer
Date:	February 19, 2021